Exhibit 23.1

February 21, 2012

To Whom It May Concern:

The firm of Mike Cronin,  CPA, consents to the  inclusion of his report dated February 20,  2012 accompanying  the audited  financial  statements  of New Global Energy, Inc. as of January 31, 2012, in the Registration Statement on Form S-1, with the U.S.  Securities and Exchange  Commission,  and to our reference to the Firm under the caption "Experts" in the Prospectus.

Very truly yours,

/s/ Mike Cronin
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Mike Cronin, CPA